                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 11)(1)

                          HEALTHY PLANET PRODUCTS, INC.
                          -----------------------------
                                (Name of Issuer)

                     Common Stock, par value $.01 per share
                     --------------------------------------
                         (Title of Class of Securities)

                                    42221N104
                                 --------------
                                 (CUSIP Number)

                                December 23, 1998
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         / / Rule 13d-1(b)

         /X/ Rule 13d-1(c)

         / / Rule 13d-1(d)

------------

         (1)The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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CUSIP No. 42221N104                          13G           Page 2 of 10 Pages

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Michael G. Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /   (b) /X/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.


                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         6,583 (as Trustee); 175,488 (as Executor)
     EACH
   REPORTING               7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    6,583 (as Trustee); 175,488 (as Executor)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         182,071

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.0%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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CUSIP No. 42221N104                       13G           Page 3 of 10 Pages

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Estate of Ludwig Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a) / /  (b) /X/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

                           5.       SOLE VOTING POWER
  NUMBER OF                         175,488
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         -0-
     EACH
   REPORTING               7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        175,488

                           8.       SHARED DISPOSITIVE POWER
                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         175,488

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         7.7%

12.      TYPE OF REPORTING PERSON*
         OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42221N104                       13G           Page 4 of 10 Pages

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Trust Created Under Paragraph "NINTH" of the Last Will and Testament of Ludwig Jesselson f/b/o Erica Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /   (b) /X/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         New York

                           5.       SOLE VOTING POWER
  NUMBER OF                         6,583
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         -0-
     EACH
   REPORTING               7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        6,583

                           8.       SHARED DISPOSITIVE POWER
                                    -0-

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         6,583

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                   / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         0.29%

12.      TYPE OF REPORTING PERSON*
         OO

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42221N104                       13G           Page 5 of 10 Pages

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
         Lucy Lang

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /  (b) /X/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.


                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         175,488 (as Executor); 6,583 (as Trustee)
     EACH
   REPORTING               7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    175,488 (as Executor); 6,583 (as Trustee)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         182,071

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                  / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.0%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42221N104                          13G           Page 6 of 10 Pages

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Erica Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /   (b) /X/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         175,488 (as Executor); 6,583 (as Trustee)
     EACH
   REPORTING               7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    175,488 (as Executor); 6,583 (as Trustee)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         182,071

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                  / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.0%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 42221N104                        13G           Page 7 of 10 Pages

1.       NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Benjamin J. Jesselson

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) / /  (b) /X/

3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION
         U.S.A.

                           5.       SOLE VOTING POWER
  NUMBER OF                         -0-
   SHARES
 BENEFICIALLY              6.       SHARED VOTING POWER
   OWNED BY                         175,488 (as Executor); 6,583 (as Trustee)
     EACH
   REPORTING               7.       SOLE DISPOSITIVE POWER
 PERSON WITH                        -0-

                           8.       SHARED DISPOSITIVE POWER
                                    175,488 (as Executor); 6,583 (as Trustee)

9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         182,071

10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
         CERTAIN SHARES*                                                 / /

11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
         8.0%

12.      TYPE OF REPORTING PERSON*
         IN

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                          Page 8 of  10 Pages

         This Amendment No. 11 to Schedule 13G is filed by the Reporting Persons (defined below) to amend their prior filing of Schedule 13D, including Amendments 1 through 10 thereto, pursuant to the sale by Michael G. Jesselson on December 23, 1998 of 92,062 shares of Common Stock at $.50 per share.

Item 1(a).        Name of Issuer:

                  Healthy Planet Products, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  1700 Corporate Circle
                  Petaluma, CA 94954

Item 2(a).        Name of Person Filing:

                  This statement is filed by Michael G. Jesselson ("M. Jesselson"), the Estate of Ludwig Jesselson, the Trust created under Paragraph "NINTH" of the Last Will and Testament of Ludwig Jesselson for the benefit of Erica Jesselson " "Ninth" Paragraph Trust"), Erica Jesselson ("E. Jesselson"), Lucy Lang ("Lang"), and Benjamin J. Jesselson ("B. Jesselson")., M. Jesselson, the Estate of Ludwig Jesselson, the "Ninth" Paragraph Trust, E. Jesselson, Lang and B. Jesselson are hereinafter collectively referred to as the "Reporting Persons." Each of M. Jesselson, E. Jesselson, Lang and B. Jesselson is an executor of the Estate of Ludwig Jesselson and trustee of the "Ninth" Paragraph Trust, respectively.

Item 2(b).        Address of Principal Business Office:

                  Jesselson Capital Corp.
                  Suite 4101
                  1301 Avenue of the Americas
                  New York, NY 10019

Item 2(c).        Citizenship:

                  M. Jesselson, E. Jesselson, Lang and B. Jesselson are U.S. citizens. The Estate of Ludwig Jesselson and the "Ninth" Paragraph Trust are New York entities.

Item 2(d).        Title of Class of Securities:

                  Common Stock, par value $.01 per share ("Common Stock")

Item 2(e).        CUSIP Number:

                  42221N104

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b) or (c), Check Whether the Person Filing is a:

                  If this statement is filed pursuant to Rule 13d-1(c), check
                  this box.          /X/

Item 4.           Ownership.

(a)      Amount beneficially owned:

                                                           Page 9 of  10 Pages

         The Estate of Ludwig Jesselson beneficially owns 175,488 shares of Common Stock. The "Ninth" Paragraph Trust beneficially owns 6,583 shares of Common Stock. None of the Reporting Persons owns shares of Common Stock in his or her individual capacity.

(b)      Percent of class:

         The Estate of Ludwig Jesselson beneficially owns 7.8 % of the issued and outstanding Common Stock. The "Ninth" Paragraph Trust beneficially owns 0.29% of the issued and outstanding Common Stock. The Reporting Persons beneficially own in the aggregate 8.0% of the issued and outstanding Common Stock.

(c) For information on voting and dispositive power with respect to the above described shares, see Items 5 through 8 of the cover page.

Item 5.  Ownership of Five Percent or Less of a Class.

N/A

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

Each of M. Jesselson, E. Jesselson, Lang and B. Jesselson is an executor of the Estate of Ludwig Jesselson and trustee of the ""Ninth" Paragraph Trust", respectively, and, in such capacity, each individual shares the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock owned by the Estate of Ludwig Jesselson and the "Ninth" Paragraph Trust.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

N/A

Item 8.  Identification and Classification of Members of the Group.

N/A

Item 9.  Notice of Dissolution of Group.

N/A

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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                                                          Page 10 of  10 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment is true, complete and correct.

                                      By:  /s/ Michael C. Jesselson
                                         ---------------------------------------
                                         Michael C. Jesselson, Individually

                                      ESTATE OF LUDWIG JESSELSON

                                      By:  /s/ Michael C. Jesselson
                                         ---------------------------------------
                                         Michael C. Jesselson, Individually

                                      By:  /s/ Erica Jesselson
                                         ---------------------------------------
                                         Erica Jesselson, Executor

                                      By:  /s/ Lucy Lang
                                         ---------------------------------------
                                         Lucy Lang, Executor

                                      By:  /s/ Benjamin J. Jesselson
                                         ---------------------------------------
                                         Benjamin J. Jesselson, Executor

                                      TRUST CREATED UNDER PARAGRAPH "NINTH" OF
                                      THE LAST WILL AND TESTAMENT OF LUDWIG
                                      JESSELSON F/B/O ERICA JESSELSON

                                      By:  /s/ Erica Jesselson
                                         ---------------------------------------
                                         Erica Jesselson, Trustee

                                      By:  /s/ Lucy Lang
                                         ---------------------------------------
                                         Lucy Lang, Trustee

                                      By:  /s/ Benjamin J. Jesselson
                                         ---------------------------------------
                                         Benjamin J. Jesselson, Trustee

                                      By:  /s/ Michael G. Jesselson
                                         ---------------------------------------
                                         Michael G. Jesselson, Trustee


Dated: February 9, 1999